Exhibit 10.1

Memorandum of Understanding

This Memorandum of Understanding (“MOU”) is entered into on December 14, 2015 by and between MagneGas Corporation ("MNGA") of Tarpon Springs, Florida and Masada Waste Management of Sierra Leone (“MASADA”) sometimes referred to herein as the (“Parties”).

Recitals

Whereas, MNGA is a Publicly Traded corporation organized and existing under the law of the state of Delaware with its principle place of business in the state of Florida;

Whereas, MASADA is a Company existing under the laws of Sierra Leone;

Whereas, MNGA is engaged in the business of generating gaseous fuel from liquid waste with its patented Plasma Arc Flow technology;

Whereas, MNGA and MASADA are interested in entering into a collaborative relationship to provide Sierra Leone with a lower cost, green liquid waste management system;

Whereas, both parties agree to the following:

1.	Scope
a.	MASADA will be appointed as the exclusive distributor for MNGA fuel for the country of Sierra Leone under certain performance conditions outlined below;
b.	The collaboration between the two parties will have two phases:
i.	Phase 1: MASADA will import MagneGas fuel from Florida to Sierra Leone to establish the market and support public funding initiatives;
ii.	Phase 2: MASADA will import a MagneGas gasification system to produce MagneGas locally in Sierra Leone for metal cutting.
2.	Phase 1
a.	MASADA will import MagneGas fuel from Florida to Sierra Leone at a mutually agreed upon pricing structure.
b.	MASADA will appoint local distribution partners to seed the market with MagneGas, fuel both for metal cutting and cooking.
c.	MASADA will purchase the cylinders in full.
d.	MASADA agrees to not alter the cylinders, valves or regulators in any way and to not fill the cylinders with any other gases or liquids. MASADA understands that either of these actions could be extremely dangerous and therefore will hold MNGA harmless from the outcome of any such actions;
e.	MASADA will be appointed as the exclusive MNGA distributor for Sierra Leone at the signature of this MOU. The term of this exclusive right will be 6 months, after which time it will expire automatically without recourse to either party, unless a MNGA system has been imported or the term has been extended by mutual agreement.

150 Rainville Rd, Tarpon Springs, FL 34689 www.MagneGas.com

PH 727-934-3448 Fax 727-934-6260

3.	Phase 2
a.	MASADA and MNGA will form a Joint Venture (“NewCo”) for the purposes of using the MNGA system to process liquid waste and great MagneGas in Sierra Leone.
b.	MNGA as part of its capital contribution will license the technology to NewCo for use in Sierra Leone and will reduce the price of the gasification system. MASADA as part of its capital contribution, will pay a $550,000 fee to MNGA for their portion of the cost of the gasification system.
c.	MASADA will obtain extended exclusive distribution rights for MNGA products upon the import of a gasification system. Said rights will be outlined in the import agreements and will contain mutually agreed upon performance requirements, including minimum sales requirements and subsequent gasification system imports.
d.	In addition to the revenue or grant funds received by MNGA at the import of the equipment, MNGA will receive 5% royalty on all gross revenue received from the collaboration.

4.	Website Links and Image Authorization

MNGA and MASADA authorize each other to be named as a “Strategic Partner” on each other’s website and inclusive in mutual Press Releases with a corporate logo linking to its website. MNGA and MASADA mutually agree to provide the other party an advance copy and obtain counter party approval of all documents, videos and other media prior to dissemination to the public.

5.	Expenses

Each Party will bear its own expenses and costs of the transactions contemplated hereby, including, but not limited to, the fees of attorneys and other advisors.

6.	Governing Law

This MOU shall be governed by Florida law, without reference to the Florida rules on conflict of laws.

7.	Counterparts

For the convenience of the Parties hereto, this MOU may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the Parties hereto, whether or not such counterpart will bear the execution of each of the Parties hereto, will be deemed to be, and will be construed as, one and the same.

150 Rainville Rd, Tarpon Springs, FL 34689 www.MagneGas.com

PH 727-934-3448 Fax 727-934-6260

8.	Term

The term of this MOU is 1 year from the date of signature.

9.	Entire Agreement

This MOU constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the Parties in connection herewith. No change, modification or termination of any of the terms, provisions, or conditions of this MOU shall be effective unless made in writing and signed all Parties hereto.

10.	Trading of Stock

The parties acknowledge that MNGA is a public company. If any material, non-public information is disclosed, Recipient agrees that it will comply with United States Securities and Exchange Commission Regulation FD (Fair Disclosure), and refrain from trading in MNGA stock until that material non-public information is publicly disseminated.

11.	Confidentiality

Nothing in this agreement constitutes a transfer of ownership of intellectual property between the parties including, without limitation, patents, copyrights, and/or registered trademarks. The Parties will protect the copyrights of materials used in connection with preparation for any Projects. The Parties agree to keep the confidentiality of any proprietary information of a Party disclosed to any of the other Parties hereunder or in connection with any Project, and to use such information solely for the purposes of carrying out their respective commitments hereunder. Any definitive agreement between the Parties and others with respect to the any Project will contain customary confidentiality provisions to protect each Party’s proprietary information, as well as provisions relative to the disclosure of other material information in compliance with the requirements of the U.S. Securities and Exchange Commission as such apply to MagneGas.

Each Party’s signature below will confirm that the foregoing is acceptable to them. This Memorandum of Understanding contains the complete understanding of the parties with respect to the contemplated terms of the arrangement. The definitive documents evidencing the agreements between the Parties are subject to negotiation.

/s/ Gibril Wilson
Agreed and accepted Gibril Wilson, Chief Executive Officer Masada Waste Management Company	Agreed to and accepted Luisa Ingargiola, CFO MagneGas Corp

150 Rainville Rd, Tarpon Springs, FL 34689 www.MagneGas.com

PH 727-934-3448 Fax 727-934-6260